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                                                                     EXHIBIT 4.1






                                                                   David M. Otto
                                                               dotto@ottolaw.com


                                  April 6, 2001


Paul Fernandez, CFO
15047 Marine Drive
White Rock, BC
V4B 1C5

         Re:  Engagement of The Otto Law Group, PLLC.

Dear Mr. Fernandez:

         Thank you for speaking with Tom Puzzo today regarding retaining The Otto Law Group to represent you with regard to filing Dicom Imaging Systems, Inc.'s Form 10-KSB. I will have the primary responsibility for your representation. However, in the interest of efficiency, economy, and the wise use of expertise, we may use the services of other attorneys and legal professionals in this office. Please contact me at once if at any time you have any questions or concerns.

                                 ATTORNEYS FEES


     The following policies with respect to fee and expense charges applies to you and to all of our clients, unless other arrangements are made in writing (all dollar amounts represent United States currency):

         A. Fees. Consistent with the ethical standard applicable to Washington attorneys, we charge reasonable fees for our legal services. In establishing a reasonable fee, we take into consideration a number of factors, including those set forth in the Rules of Professional Conduct:

     1. The time and labor required, the novelty and difficulty of the questions involved, and the skill requisite to perform the legal service properly;

     2. The likelihood that the acceptance of the particular employment will preclude other employment by the lawyer;

     3.   The fee customarily charged is the locality for similar services;

     4.   The amount involved and the results obtained;

     5.   The time limitations imposed by the client or by the circumstances;

     6. The nature and length of the professional relationship with the client; and

     7. The experience, reputation, and ability of the lawyer or lawyers performing the services.

     In general, our fees are based upon an hourly rate and reflect all of these factors, as well as special arrangements made with you. Attorneys and other legal professionals maintain contemporaneous time records to document their time expended. I will review all statements before they are issued to ensure that the amount charged is appropriate.

    At present, or standard rates, with certain exceptions, are as follows:




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                           Principal or senior Attorneys:     $ 275.00 per hour
                           Associate or Junior Attorneys:     $ 185.00 per hour
                           Legal Interns:                     $ 120.00 per hour
                           Legal Assistants or Paralegals:    $   60.00 per hour

                  We normally review our rates annually, to bring them in line with any changes in the cost of doing business. If appropriate, adjustment of our hourly rates is usually effective as of January 1, which is the beginning of the fiscal year.

                  B. Costs. We also charge for expenses incurred in connection with a particular matter. These include, but are not limited to, the following:

          1.   Long distance telephone charges;

          2.   Copying costs;

          3.   Out-of-town Travel expenses;

          4.   Parking;

          5. Special delivery, courier, express mail and telecommunication costs;

          6.   Computer research charges; and

          7.   Corporate filing and other recording fees.

         For cost items that exceed $100.00, we will generally submit invoices to you for direct payment, and for lesser charges we will generally advance the amount and include a charge for direct payment, and for lesser charges we will generally advance the amount and include a charge for reimbursement in our statement. Extraordinary expenses will not be incurred, except in emergency situations, without your specific authorization.

                  C. Retainer. For new clients, as well as for other special projects for existing clients, we customarily request an appropriate advance or retainer deposit against fees and expenses to be incurred. All retainers deposited by you shall be considered earned when received and are not deposited in an IOLTA interest-bearing trust account. However, such retainer will be credited against charges on a monthly basis. Any balance remaining from any advanced or retainer deposits at the conclusion of a project will be refunded promptly.

                  In this particular case, I have requested that you deposit a retainer of $3,000 before commencing work. The retainer will be earned upon receipt.

                  D. Billing. We will submit a monthly statement for services rendered and expenses incurred. These statements will reflect a detailed breakdown of the services performed, the calculation of the fee, and the expenses for which reimbursement is sought. If your situation requires a particular form of statement, we will make every reasonable effort to accommodate that situation. We welcome the opportunity to discuss our statements with you and to answer any questions you may have.

                  E. Payment. We are proud of the promptness with which we attend to our clients' legal needs and ask that you reciprocate by remitting payment on our statements promptly. We ask that all statements be paid in full within 30 days of their date. If payment is not received in full within thirty (30) days of statement date, then interest of 1% per month will be charged on the unpaid balance.

                  Unless otherwise arranged, if an account is outstanding for more than 30 days, we reserve the right to terminate work until the account is brought current. While we regret ever having to take this extreme step, we feel that it is only fair to our clients who have paid promptly for our services to make certain that their legal needs have our undivided attention. In the event that it becomes necessary to commence collection, the prevailing party will be entitled to all filing fees and collection costs, including actual attorneys' fees.



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                  F.  Dispute  Resolution.  In rare  cases,  a dispute may arise between a client and the attorney regarding the reasonableness of the attorney's fee. If such a dispute should arise regarding the amount of the fee charged, the law firm and you agree that the exclusive means of resolving the amount of the fee charged shall be by submission to the Washington State Bar Association's Fee Arbitration Board. The law firm and the client agree that the decision of the Fee Arbitration Board shall be conclusive of any dispute over the reasonableness of the law firm's fee. The procedures of Washington's arbitration statue, Chapter
         7.04 revised Code of Washington, will govern confirmation of any award made by the Bar Association's Fee Arbitration Board.


                          ATTORNEY CLIENT RELATIONSHIP


         The following policies with respect to our representation in general applies to you and to all of our clients:

                  A. Scope of Representation. We shall keep you reasonably informed about the status of each matter, shall explain each matter to the extent reasonably necessary for you to make informed decisions regarding our representation, and shall abide by your decisions concerning the objectives of representation, subject to the limitations imposed by the Rules of Professional Conduct.

                  B. Confidentiality. All confidences or secrets communicated by you to lawyers and legal professionals of this firm shall not be revealed, unless you consent after consultation, except for disclosures that are impliedly authorized in order to carry out our legal representation and subject to the limitations imposed by the Rules of Professional Conduct.

                  C. Conflict of Interest. Washington law provides severe penalties for an attorney who fails to disclose a conflict of interest to a client. There is always a potential conflict of interest whenever an attorney represents more than on individual, even a husband and wife. Therefore, our representation of you is based upon our mutual understanding that my law firm does not currently have any known conflict of interest in representing you. We required you to do likewise.

                  D. Termination. You have the right to terminate our representation of you at any time. We have the same right, subject to an obligation to give you reasonable notice to arrange alternative representation. On termination, all fees and costs incurred prior to termination shall be paid promptly. Thereafter, we will deliver original documents entrusted to us and any documents, which you paid for that have not previously been delivered. You may obtain copies of any additional documents in our files upon request and payment of photocopying charges.

                  E. Completion of Representation. Upon completion of the representation of any client, we will retain files relating to the representation for a reasonable time. At a minimum, files will be retained by the law firm for three years from the conclusion of the matter. After that period of time, the files will be destroyed unless you request in writing that files be retained for a longer period.

              Please review this information carefully and if you have any questions, please do not hesitate to call me. Before we can start work on this matter, we must receive from you a signed copy of this letter to indicate your consent to the terms and conditions discussed above. I look forward to working with you.

                                                Very truly yours,

                                                THE OTTO LAW GROUP, PLLC




                                                David M. Otto

Agreed and Accepted this ____ day of April, 2001.


Dicom Imaging Systems, Inc.


/s/ Paul Fernandez
----------------------------
Paul Fernandez, CFO


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